Exhibit 10.15

FUTURE ADS LLC — BRAVO STUDIO D.O.O. SERVICES AGREEMENT

This Services Agreement (the "Agreement" is entered into by and between Future Ads LLC, a limited liability company located at 1920 Main Street, Irvine, California and Bravo Studio d.o.o., Radoja Domanovica 8, Banja Luka, 78000, Bosnia and Herzegovina effective the 1st day of December, 2008 (the "Effective Date").

1)	Scope. This Agreement governs (a) the terms and conditions pursuant to which Bravo is providing certain services and related facilities to Future Ads, and (b) the assignment of intellectual property rights with respect to any Inventions (as defined below) which may be created by Bravo in connection with its provision of such services.

2)	Definitions.

a.	Affiliates. "Affiliates" refers to Gamevance LLC, Result Links LLC, and any other business which contributes materially to the business of Future Ads and which is owned in whole or in majority part by Future Ads or a subsidiary of Future Ads, in each case during the Term.

b.	Confidential Information. "Confidential Information" refers to all non-public information relating to the business of Future Ads or its Affiliates (or their respective customers or vendors) disclosed to Bravo by or on behalf of Future Ads or its Affiliates, or to which Bravo has access in connection with the Services including (a) internal business, operational, financial, technical, marketing, product, transactional, product development, personnel, customer, competitive and vendor information, and (b) creative work, technology, software logic and software architecture (including as the same may be embodied in software code or software documentation, made by or on behalf of Future Ads or third party), software code (source and machine readable) and proprietary know-how. The term "Confidential Information" shall also include any summaries, reports, excerpts or other materials prepared by either party based on, incorporating or reflecting Confidential Information.

c.	Future Ads Consultants. "Future Ads Consultants" refers to the consultants designated and retained by Future Ads from time to time during the Term who will work under the direction of Bravo at Bravo's offices.

d.	Inventions. "Inventions" means all procedures, inventions, developments, discoveries, works of authorship, mask works, ideas, processes, formulas, source and object code, data, programs, discoveries, know-how, designs, techniques, developments, concepts, improvements, trade secrets and work product, whether or not patentable, and all suggestions, proposals, computer programs (in any form including both source and object code form), and written materials, including any copyright and/or trademark interests therein, in each case which Bravo or one of its employees or a Future Ads Consultant authored, conceived or made, either solely or jointly with others, during the Term which relates to: (a) the subject matter of the Services or any subject matter relating thereto; (b) the products or services or the reasonably anticipated products or services of Future Ads or any of its Affiliates, or (c) any other dimension of Future Ads' business or the business of its Affiliates.

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e.	Services. "Services" shall refer to, in each case as rendered for or on behalf of Future Ads or its Affiliates: (a) software design, software development, and technology consulting, (b) management and direction of Future Ads Consultants performing software development, and software/system maintenance, and (c) the provision of office space in Banja Luka, utilities, telecommunications equipment and connections (including high speed Internet access), equipment (including computers with high level processing and graphic abilities) in numbers and of types as mutually agreed upon from time to time, in each case for the Future Ads' Consultants.

f.	Term. The term of this Agreement shall be as defined in Section 12 below and refers to the period during which (a) this Agreement is in effect, or (b) Bravo is providing Services.

3)	Independent Contractor. The relationship between Bravo and Future Ads is one of independent contractors and nothing in this Agreement or the performance of either party hereunder shall be construed to (a) render either party an agent, partner or joint venturer of the other, or (b) authorize either party to make any commitments or undertake any obligations on behalf of the other.

4)	Compensation. Future Ads will pay Bravo on a monthly basis as invoiced. Invoices shall include actual facilities and equipment costs plus the fee for the professional services provided by Bravo calculated at a rate to be agreed upon from time to time by the parties. Invoices shall be due and payable within 30 dates following invoice receipt.

5)	Confidential Information. Bravo acknowledges and agrees that the Confidential Information (a) contributes to Future Ads' business success, good will and competitive advantage, and/or to the business success and competitive advantage of the Affiliates or the third parties who have supplied their Confidential Information to Future Ads in connection with their relationship or potential relationship with Future Ads, and (b) may have been provided to Future Ads by or on behalf of the third parties under contractual restrictions against further disclosure and/or unauthorized use. Accordingly, Bravo agrees that it shall use the Confidential Information only as required to perform the Services and shall not disclose any Confidential Information to any third party (other than to employees of Affiliates or to Future Ads Consultants, in each such case only on a need-to-know basis and only to the extent required to support its performance of the Services). If required to disclose any Confidential Information to Future Ads Consultants or Affiliate employees for purposes of performing the Services, Bravo shall (a) advise such employees and/or Future Ads Consultants as to the confidential nature of the disclosed information, and (b) ensure that such employees or Future Ads Consultants have executed written agreements with Future Ads or an Affiliate or Bravo which required them to protect such Confidential Information from further disclosure and use the same only for the purpose for which it was provided by Bravo.

6)	Intellectual Property. Bravo hereby agrees to promptly disclose or deliver, as applicable, to Future Ads, and Future Ads shall have all rights, including international priority rights, in and to all Inventions. Bravo hereby assigns to Future Ads all Inventions that it develops solely or jointly with others, during the course of its performance of the Services. Bravo further agrees that (a) any copyrightable subject matter, including software code, and all elements thereof, created by Bravo in the course of its performance of the Services shall be deemed (i) a "work-made-for-hire" under the U.S. Copyright Act of 1976, as amended, and (ii) the sole and exclusive property of Future Ads under any other applicable law, and (b) Future Ads shall be deemed the sole author and owner thereof for any purposes whatsoever, throughout the world, in perpetuity, and in any and all languages and in any and all media now known or hereafter created. To the extent any such copyrightable subject matter is not considered a "work-made-for-hire" or property of Future Ads by law or contract, all right, title and interest (including all renewal rights) in such copyrightable subject matter is hereby deemed assigned by Bravo to Future Ads.

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7)	Clear Title to Inventions. Bravo shall ensure that: (a) no funding or financing is or will be accepted or other action incurred in connection with its performance of the Services that would allow a third party to claim an right, title or interest to any Invention; and (b) no third party intellectual property right will be used in connection with its performance of the Services other than the use of properly licensed third party software.

8)	Additional Undertakings. Bravo agrees to execute and deliver, at any time whether during or after the Term, such applications, assignments, descriptions and other instruments as Future Ads considers reasonably necessary or proper to vest title to any Inventions (past, present or future) in Future Ads and to enable it to obtain and maintain the entire worldwide right and title thereto. Bravo hereby irrevocably appoints Future Ads as its attorney for purposes of implementing the foregoing.

9)	Warranties. Bravo represents and warrants that:

a.	it has the full right and authority to enter into the Agreement and to perform the Services as provided hereunder and that such entry and performance will not violate the terms of any third party agreement or any applicable law or regulation;

b.	the Services will be performed in (i) a professional and workmanlike manner by persons properly trained and competent to perform the same, and (ii) in compliance with all applicable laws and regulations, including those governing personal property and privacy rights;

c.	any materials or deliverables developed and/or delivered to Future Ads in connection with the Services shall be consistent with the specifications for the same provided by Future Ads and free from infringement;

d.	Bravo will obtain and maintain in full force and effect throughout the Term any permit, license or other governmental approval or authorization, in each case as may be required or advisable in connection with its performance hereunder; and

e.	it shall not act engage in any activity which (i) would limit, diminish or interfere with its ability to perform or its performance hereunder, (ii) is in conflict or competition with the interests of Future Ads, or (iii) would have a detrimental effect on the reputation of or good will associated with Future Ads or its Affiliates or either of their respective products, services, officers or employees.

10)	Limitation on Liability. In no event shall Future Ads be liable to Bravo or any third party (including anyone claiming through Bravo) based on any theory of law, tort, equity, contract, or otherwise, for any incidental, consequential, punitive, or indirect damages of any kind, including loss of revenue, reputation, good will, or profit, whether or not such damages were foreseeable, to the extent arising out of or in connection with this Agreement. Future Ads' total aggregate liability to Bravo or any third party arising out of or in connection with the Agreement and based on any theory of law, tort, equity, contract, or otherwise, shall not exceed the amount paid to Bravo by Future Ads during the six (6) months preceding the event giving rise to the claim.

11)	Indemnification. Bravo shall indemnify and hold harmless Future Ads from and against any third party claims, or any costs, expenses, damages or other liabilities incurred by Future Ads (whether or not related to such claims), in each case attributable directly or indirectly to (a) any breach by Bravo of a representation or warranty under Section 9, (b) any personal injury (up to and including death) or property damage caused by Bravo or any Bravo contractor, (c) a failure to comply with the terms of Sections 5-8, or (d) Bravo's willful misconduct or gross negligence.

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12)	Term; Termination. The Term shall commence as of December 1, 2008 and shall remain in effect until terminated by either party upon fifteen (15) days prior written notice to the other. Upon the termination of this Agreement: (a) Bravo shall promptly return to Future Ads and/or destroy all copies and partial copies of any Confidential Information and provide written certification to Future Ads of its completion of such actions, and (b) Future Ads shall pay to Bravo pursuant to the terms of Section 4 for all Services performed by Bravo through the effective date of termination and for which payment has not yet been made. Bravo hereby (i) expressly waives and disclaims any claim or right under law, in equity or pursuant to any other theory, to any termination payment or indemnity attributable to or associated with the termination of this Agreement for any reason, and (ii) agrees that no such termination shall require Future Ads to provide any compensation to me other than as set forth in Section 4 (Compensation) above. The terms in this Agreement which by their nature would be understood to survive any termination of this Agreement shall so survive as shall any rights or obligations of either party incurred or accrued prior to the effective date of termination. For avoidance of doubt, among the surviving terms shall be those protecting Confidential Information (Section 5), the assignment of Inventions (Sections 6-8), limitations on liability (Section 10), indemnification (Section 11) and those set forth in Section 13 (General) below.

13)	General.

a.	Entire Agreement; Construction. This Agreement represents the complete and entire agreement between the parties with respect to the matters covered hereby and expressly supersedes any prior agreement, understanding, representation or other statements, whether written or oral, which may have been made by either party in connection with the subject matter of this Agreement. This Agreement may not be modified except by written agreement of the parties. None of the provisions of this Agreement shall be deemed to have been waived by any act or acquiescence on the part of any party, or their respective agents, representatives, officers or employees, but only by a written waiver signed by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision or of the same provision on another occasion. Each provision of this Agreement shall be treated as a separate and independent clause; the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. To the extent reasonably practicable and authorized by a court of competent jurisdiction, the unenforceable term shall be reformulated to be enforceable consistent with its original economic, business and conceptual intent. The term "including" or "include" shall be construed non-exclusively, to mean "including/include without limitation."

b.	Notices. All notices, waivers, or consents required to be given under this Agreement must be in writing and delivered by hand, email, courier or electronic facsimile, in each case with proof of delivery, and shall be deemed received on the day of delivery, if delivery occurs during the normal business hours of the recipient, or on the next day, if delivery occurs outside such normal business hours. Notices to Future Ads shall be sent to the attention of Jared Pobre, CEO; notices to Bravo shall be sent to the attention of Zoran Gojic.

c.	Assignment. Future Ads shall have the right to assign its rights and obligations under this Agreement (in whole or in part), and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by any such assigns or any other successors in interest. This Agreement is personal to Bravo and may not be assigned by Bravo in whole or in part to any third party without the prior written consent of Future Ads which Future Ads may withhold it its sole discretion

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d.	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the United States and the state of California. Any dispute hereunder shall be resolved solely and exclusively in the federal court located in Los Angeles County, California. Bravo expressly consents to personal jurisdiction in such court and to receive legal notices, services and process via first class mail or overnight courier.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the signature blocks set forth below effective as of the Effective Date first set forth above.

FUTURE ADS LLC		BRAVO STUDIO, D.O.O.

By:	/s/ Jared Pobre	By:	/s/ Zoran Gojic
	Jared Pobre, CEO & President		Zoran Gojic, President

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FUTURE ADS™

AMENDMENT TO THE SERVICES AGREEMENT

This Amendment to the Services Agreement ("Amendment") is entered into as of December 5, 2014 ("Effective Date") and serves to amend that certain Services Agreement by and between Future Ads LLC ("Future Ads") and Bravo Studio d.o.o. ("Bravo") dated December 1, 2008 (the "Original Agreement"), as amended by the Amendment dated April 12, 2011 (the "First Amendment," and together with the Original Agreement, the "Agreement").

RECITAL

WHEREAS, the parties wish to amend the Agreement as set forth herein.

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt of which is hereby acknowledged, Future Ads and Bravo agree as follows:

AGREEMENT

1. **Amendment**.

1.1. Future Ads and Bravo agree to delete in its entirety the language added to Section 4 of the Agreement pursuant to Section 1.1 of the First Amendment, such that Section 4 shall read in its entirety as set forth in the Original Agreement.

1.2. Future Ads and Bravo agree to add the following to the end of Section 13(c) of the Original Agreement:

Notwithstanding the foregoing, Bravo may transfer or assign this Agreement with prior written notice to Future Ads to a successor entity to Bravo so long as such successor entity agrees in writing to assume all liabilities and perform all obligations of Bravo under the Agreement and provided that such succession does not change the ownership of Bravo (i.e., the holders of a majority ownership interest in Bravo immediately prior to such assignment shall retain a majority ownership interest following such assignment).

1.3. Future Ads and Bravo agree to treat the First Amendment as being superseded in all respects by this Amendment, such that the First Amendment shall be null and void and have no further force or effect.

2. **Capitalized Terms**. Unless defined in this Amendment, capitalized terms will have the meanings set forth in the Original Agreement.

3. **Effect of Amendment**. Except as expressly amended as set forth herein, this Amendment will be governed by the terms and conditions of the Original Agreement which shall remain in full force and effect.

4. **Counterparts**. This Amendment may be signed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, will be deemed one and the same document.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date set forth below by their respective authorized representatives.

FUTURE ADS LLC

By: [signature]

Name: David Shapiro

Title: General Counsel

Date: 12/6/14

BRAVO STUDIO D.O.O.

By: [signature]

Name: ZORAN GOJIĆ

Title: DIRECTOR

Date: 12/05/2014